SCHEDULE 14A INFORMATION
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Aspect Communications Corporation

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     On the afternoon of August 1, 2005, Gary Barnett, President and Chief Executive Officer of Aspect Communications Corporation (the “Company”), sent the following email to all Company employees:
Subject: Integration Planning Update
Sensitivity: Confidential
As you all know, on July 5th we announced that we entered into a definitive agreement to merge with Concerto. Since the announcement, the executive team has been working closely with their counterparts at Concerto to begin the integration planning process. This e-mail will highlight some of the key activities that have occurred over the course of the past 3+ weeks.
Proxy Filed
Aspect filed its preliminary proxy statement with the U.S. Securities and Exchange Commission on July 25, 2005. The filing is available at http://www.sec.gov/Archives/edgar/data/779390/000089161805000511/f10848prprem14a.htm. The SEC informed us on Friday July 29, 2005 that they will not be reviewing the filing, so we are now in the process of finalizing the proxy for printing and mailing to shareholders.
Executive Team
We are in the final stages of determining the executive team of the combined company. Look for an announcement sometime in the next two weeks with the names of the executives of the combined company.
Integration Planning
The key focus between now and the closure of the deal is planning. Each EMC member has contacted his or her counterpart at Concerto to discuss their respective organizational structures, and key processes and initiatives. A small group of additional management has been pulled in to assist on specific issues as necessary. This process is critical to defining the organizational structure, requirements and initiatives moving forward. Once the structure and requirements are defined, the executives will then look at the resource requirements moving forward. While we realize that it is difficult not knowing the status of your own job, we can not communicate any decisions regarding individual positions at this time.
Prior to the completion of the Merger, we will not begin any joint initiatives or implement any of the plans discussed, as Aspect and Concerto continue to operate as two independent companies.
Communications
We are continuing to update the Q&A section on AspectNet on a weekly basis (Employee Q&As). At this time, there are still many specific questions for which decisions have not been made or for which the answers are unknown. We are working diligently to make decisions and get answers to questions and will update the Q&As as soon as information becomes available.
We are also planning an All Employee meeting for mid-August. During that meeting, we will provide you with any updates regarding the integration planning and discuss our Q2 results. A meeting request will be sent out over the next several days. Please plan on attending.
I appreciate the level of focus and commitment you have demonstrated over the past several weeks. We need to continue that focus on the business to successfully execute against our Q3 goals.
I am looking forward to speaking with you at the All Employee meeting.
Gary

Aspect has filed a proxy statement and other documents regarding the proposed transaction described in this document with the Securities and Exchange Commission. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUCH OTHER MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ASPECT AND THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to shareholders of Aspect seeking their approval of the transaction. Investors and shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Aspect with the SEC at the SEC’s Web site at www.sec.gov. In addition to the proxy statement, Aspect files annual, quarterly, and special reports, proxy statement and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Aspect free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and directly from Aspect by directing a request to Aspect Investor Relations at 408-325-2200.
Aspect’s directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be participants in the solicitation of proxies from the Aspect shareholders in connection with the proposed transaction. Information about Aspect’s directors and officers can be found in Aspect’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other documents regarding the proposed transaction.